EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 6, 2015, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Westmoreland Resource Partners, LP, which is incorporated by reference in the Registration Statements of Westmoreland Resource Partners, LP on Form S-8 (File No. 333-168454, effective August 2, 2010), Form S-3 (File No. 333-178425, effective December 9, 2011), and Form S-8 (File No. 333-194259, effective March 3, 2014). We consent to the incorporation by reference in the Registration Statements of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 6, 2015